Exhibit 9.1

SHAREHOLDERS AND VOTING TRUST AGREEMENT

THIS SHAREHOLDERS AND VOTING TRUST AGREEMENT (hereinafter referred to as the “Agreement”) is entered into on this [22] day of [December], 2010, by and among:

1.	JOSÉ RICARDO BOUSQUET BOMENY, a Brazilian citizen, married, businessman, holder of Identity Card (ID) n°. 15.620.009 - SSP/SP and Individual Taxpayer’s ID (CPF/MF) n°. 016.102.797-00, resident in the City of Rio de Janeiro, State of Rio de Janeiro, domiciled at Rua General Tasso Fragoso, 33, bloco 04, apto. 102, Jardim Botânico;

2.	GUSTAVO FIGUEIREDO BOMENY, a Brazilian citizen, married, architect, holder of Identity Card (ID) n°. 07.670.428-7 - IFP/RJ and Individual Taxpayer’s ID (CPF/MF) n°. 001.211.477-46, resident in the City of Rio de Janeiro, State of Rio de Janeiro, domiciled at Rua General Tasso Fragoso, 33, bloco 05, apto. 301, Jardim Botânico;

3.	RICARDO FIGUEIREDO BOMENY, a Brazilian citizen, married, business administrator, holder of Identity Card (ID) n°. 07.670.429-5 - IFP/RJ and Individual Taxpayer’s ID (CPF/MF) n°. 008.979.327-73, resident in the City of Rio de Janeiro, State of Rio de Janeiro, domiciled at Rua General Tasso Fragoso, 33, bloco 03, apto. 101, Jardim Botânico;

4.	RÔMULO BORGES FONSECA, a Brazilian citizen, married, engineer, holder of Identity Card (ID) n°. 24.596.878-9 - DETRAN/RJ and Individual Taxpayer’s ID (CPF/MF) n°. 342.145.347-00, resident in the City of Rio de Janeiro, State of Rio de Janeiro, domiciled at Rua Iberê de Nazareth, 140, casa, Condomínio das Mansões, Barra da Tijuca;

AND

5.	As consenting party, BRAZIL FAST FOOD CORP., a U.S. publicly-held corporation, organized and existing in accordance with the laws of Delaware, with registered office at United Corporate Services, Inc., 15 East North Street, City of Dover, County of Kent, State of Delaware, United States of America (“Company”), herein represented by its CEO, Ricardo F. Bomeny, already identified hereinabove;

In consideration of the mutual promises contained herein, the signing shareholders (individually, a “Shareholder”, and collectively, the “Shareholders”) mutually agree on entering into this SHAREHOLDERS AGREEMENT, as follows:

1.	SHARE BLOCK

1.1. The Shareholders wish to establish with the equity holdings represented by their common stock which account for more than one-half of the Company’s voting stock, a share block whose vote, acting in concert in the manner agreed to herein, will ensure unanimous and uniform voting so as to maintain the Company’s corporate control.

1.2. There shall be bound by this Agreement all common stock issued by the Company and any other securities issued by the Company that are convertible into common shares of the Company which are held by the Shareholders and their successors (hereinafter referred to as “Affected Shares”).

2.	PRIOR MEETING

2.1. The Shareholders shall hold a meeting prior to any Shareholders Meeting of the Company (“Prior Meeting”) in order to determine the manner of their uniform votes. Equal procedure shall be adopted prior to the meetings of the Board of Directors to establish a similar manner of voting.

2.2. The Prior Meetings shall be held, whenever possible, at the headquarters’ office of BFFC do Brasil Participações Ltda. or at a place convenient to the Shareholders irrespective of any invitation or call notice, at the same time but on the second business day prior to the date scheduled for the relevant Shareholders Meeting or Meeting of the Board of Directors.

3.	VOTING

3.1 Any resolution or final decisions regarding the manner of voting the Affected Shares in the relevant Shareholders Meeting or by the directors appointed by the Shareholders in the Board of Directors Meeting shall be approved by unanimous consent of all Shareholders attending the Prior Meeting, which approval shall not be unreasonably withheld.

3.2. If no decision regarding the manner of voting the Affected Shares is achieved in the Prior Meeting because of a request from any of the Shareholders who are unable to attend or because of a lack of consensus as to the manner of voting the Affected Shares, the Shareholders shall hold another Prior Meeting, at the same time but on the next business day. If a Prior Meeting is not held before the relevant Shareholders Meeting or Meeting of the Board of Directors, then the Shareholders (or the directors appointed by them) shall vote unfavorably to any matters for which a resolution was not approved in a Prior Meeting pursuant to the terms of this Agreement.

4.	ENFORCEMENT

4.1. All Shareholders, including those who did not attend the Prior Meeting or who abstained, shall be bound to (i) vote or recognize the vote of her/his attorneys-in-fact or directors elected with votes of the Affected Shares, in accordance with any Prior Meeting and pursuant to this Agreement, (ii) express consent and cause to be exercised the vote to which she/he is entitled, and those of the directors elected by the Affected Shares and (iii) remove the director who failed to abide by the resolutions passed in the Prior Meeting and invalidate her/his vote in breach of the Prior Meeting’s resolutions, appointing thereafter another individual to replace the removed director.

5.	PUBLICITY

5.1. This Agreement shall be filed with the Company at its headquarters and with the Securities Exchange Commission, and it shall be registered in the share ledgers, logs and registries, whether electronically or book-entry, of the Company and/or depositary institution or clearinghouse, as the case may be, which notation shall make reference to the existence of this Agreement and, when possible, to display its terms and conditions or make available a copy thereof.

6.	RIGHT OF FIRST REFUSAL

6.1. The Shareholders herein grant themselves mutually a right of first refusal to acquire the Affected Shares that any given Shareholder(s) wishes to dispose of, convey, sell, or transfer at any time to the Company, a third party or to another Shareholder(s), which may be exercised by any Shareholder(s) within thirty (30) days (“30-Dav Period”) counting from the receipt of a written offering notice from the offering Shareholder (“Offeror”). The Offeror shall provide by certified mail, return receipt requested, a written offering notice (the “Stock Offer”) to all Shareholders which communicates an intention to dispose of the Offeror’s portion of the Affected Shares, identifies the number of Affected Shares the Offeror desires to dispose of and the proposed purchase price per Affected Share, and provides to the remaining Shareholders a right to acquire on a mutually agreed upon proportional basis, the Affected Shares to be disposed on the exact same terms and conditions of the proposal received by the Offeror (“Offer”) which triggered the process. In the absence of such mutual agreement, the Affected Shares will be offered to each Shareholder on a pro rata basis to the Affected Shares. The Offeror shall attach an exact copy of the Offer to the Stock Offer. The Stock Offer by its terms shall remain open and irrevocable for the 30-Day Period, from the date it is delivered to the Shareholders. The Shareholders shall exercise this right to purchase by giving written notice to the Offeror prior to the expiration of the 30-Day Period that they elect to purchase the Offeror’s shares (“Shares”) and setting forth the number of Affected Shares to be purchased, and a date and time for closing which shall be not later than ninety (90) days after the expiration of the 30-Day Period. Any purchase of Shares by all or some of the Shareholders shall be made in such proportion as they might agree among themselves and the Offeror or, in the absence of any such agreement, pro rata in proportion to their ownership of shares out of the Affected Shares (excluding the Offeror’s Shares) at the time of such offer. At the time of closing, the Offeror shall deliver to purchasing Shareholder(s) certificates representing the Shares to be sold, together with stock powers duly endorsed in blank. Said Shares shall be delivered by the Offeror free and clear of any and all liens and encumbrances. All transfer taxes and documentary stamps shall be paid by the Offeror.

6.2 Any transfers of Affected Shares to a sibling, ascendant or descendant, or to a company which is directly or indirectly controlled by a Shareholder, shall be permitted and not trigger the right of first refusal provided, however, that the permitted acquirer undertakes to join this Agreement if still not a signatory.

6.3. The Affected Shares shall not be subject to pledge, encumbrance or any other security interest or line whose creating deed or indenture does not establish that in case of foreclosure the Shareholders shall have the right of first refusal to acquire the Affected Shares being subject to the security interest or lien for the quoting price of the shares traded publicly or in an over the counter market.

7.	ACTION IN VIOLATION OF THIS AGREEMENT

7.1 In the event the shares of any Shareholder are transferred or disposed of in any manner without complying with the provisions of this Agreement, or if such shares are taken in execution or sold in any voluntary or involuntary legal proceeding, execution sale, bankruptcy, insolvency or in any other manner, the Shareholders shall, upon actual notice thereof, be entitled to purchase such shares from the transferee thereof, under the same terms and conditions set forth in this Agreement as if the transferee had offered to sell such shares, but in no event shall the purchase price exceed the amount paid for the said shares by the transferee if such shares were acquired by the transferee for consideration. The Company or the institution responsible for effecting the transfer of title to the Company’s shares shall fail to effect any transfer of shares and to make any registration in the share ledger or corporate books and registries of any act of a Shareholder in breach of this Section Seven.

8.	NOTICES

8.1. Any and all notices and communications to a Shareholder shall be sent by certified mail, return receipt requested, or addressed and hand-delivered at the Company’s headquarters.

9.	TERM

9.1. This Agreement becomes effective on the date hereof and shall remain valid for a period of three (3) years henceforward, being automatically renewed for equal periods unless any of the Shareholders notify the others, in writing, at least thirty (30) days before the Agreement’s expiration, of such Shareholder’s wish to not renew the Agreement.

10.	BINDING EFFECT

10.1. This Agreement binds on an irrevocable and non-retractable basis its signatories and respective successors, heirs, administrators, executors and assigns at any time so as to the Affected Shares. Upon the occurrence of the death of any Shareholder, the Affected Shares shall remain subject to this Agreement and the Estate’s trustee or administrator shall abide by its terms and conditions as though a Shareholder to this Agreement.

11.	JURISDICTION

11.1. The Shareholders hereby submit to the exclusive jurisdiction of the Central Courts of the State of Rio de Janeiro to litigate or plead any claims with respect to any issues arising out of this Agreement and its enforcement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Shareholders and Voting Trust Agreement, as of the day, month and year first above written in the presence of the witnesses below.

Rio de Janeiro, December 22, 2010.

/s/ JOSE RICARDO BOUSQUET BOMENY	/s/ GUSTAVO FIGUEIREDO BOMENY
JOSE RICARDO BOUSQUET BOMENY	GUSTAVO FIGUEIREDO BOMENY

/s/ RICARDO FIGUEIREDO BOMENY	/s/ RÔMULO BORGES FONSECA
RICARDO FIGUEIREDO BOMENY	RÔMULO BORGES FONSECA

COSIGNOR AND CONSENTING PARTY – THE “COMPANY”:

/s/ Ricardo Figueiredo Bomeny
BRAZIL FAST FOOD CORP.

Por:

WITNESSES:

1.	/s/ANTONIO DETSI
C.I.:	05495631-3 15P
CPF/MF:	853.736.407.06

2.	/s/LILIANNE BORGES
C.I.:	10410996-2
CPF/MF:	043023277-23